Filed pursuant to Rule 433
Registration Statement No. 333-148982

Email Being Sent to Zion's Database

Dear Zion Shareholder and/or Friend of Zion...

Some 350 years ago, the first American poet, Anne Bradstreet (1612-1672) wrote:

"If we had no winter, the spring would not be so pleasant; if we did not sometimes taste of adversity, prosperity would not be so welcome."

Some 75 years ago, President Franklin D. Roosevelt (1882-1945) delivered his inaugural address. His words are as appropriate today as they were then:

"... we face our common difficulties. Values have shrunken to fantastic levels; taxes have risen; our ability to pay has fallen; government of all kinds is faced by serious curtailment of income; the means of exchange are frozen in the currents of trade; the withered leaves of industrial enterprise lie on every side. ...only a foolish optimist can deny the dark realities of the moment."

Although the world economy continues to deteriorate, our faith in a happier and more prosperous future means that we should start preparing now for the better times ahead.

At Zion, we are preparing our drill site for the arrival in January 09 of a completely refurbished 2,000 horsepower drilling rig and are relentlessly pursuing the required permits and final documentation.

As a Zion shareholder or friend of Zion, you can help with our exploration for oil and gas in Israel in two ways; we need both your prayer and your financial support.

We hope that you will want to subscribe in Zion's current public offering for some $10 units. But, please be aware that the offering will terminate early in January; there are less than fifty days in which to subscribe. So, if you are interested, now is the time to act.

Please keep in mind the wise words of a famous hockey player:

"Statistically - 100 percent of the shots you don't take, don't go in."

Zion's public offering of $10 units began on May 14, 2008 - on that date, the Dow Jones Industrial Average (DJIA) stood at just under 13,000. As I write, the DJIA stands at just under 8,000; there has been an average decline in stock prices of almost 40%.

But, the stock price of Zion Oil & Gas (ZN) on May 14, 2008 was $ 6.45 and, as I write, the stock price is $6.50. In sharp contrast to the DJIA, the ZN stock price has maintained its value. (Psalm 4:5 - Put your trust in the Lord.)

So, please help us with our work in Israel and subscribe in Zion's current public offering for some $10 units.

Full details are set out in the Prospectus which is available for download and review on our website www.zionoil.com under “Investor Relations.” If you would prefer a hard copy of the Prospectus, please call: 1-888-TX1-ZION (1-888-891-9466) or email: dallas@zionoil.com

To quote Psalm 51:18 - In your good pleasure, make Zion prosper...

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas Inc www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion’s planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.